Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related prospectus of Vocaltec Ltd. for the registration of 385,764 ordinary shares and to the incorporation by reference therein of our report dated March 18, 2010, with respect to the consolidated financial statements of Vocaltec Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay and Kasierer,

Tel-Aviv, Israel	Kost Forer Gabbay and Kasierer,

January 12, 2011	A member of Ernst & Young Global